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                                                                     Exhibit (i)


April 18, 2002

Aetna Balanced VP, Inc.,
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re:     Aetna Balanced VP, Inc.
        (File Nos. 33-27247 and 811-5773)

Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 22 to the Registration Statement of Aetna Balanced VP, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert

Dechert